As filed with the Securities and Exchange Commission on December 27, 2000.
                      Registration Statement No. 333-44530


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 AMENDMENT NO. 2

                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                LRS CAPITAL INC.
                 (Name of Small Business Issuer in its Charter)
                            ------------------------

           Delaware                       212299                     N/A
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)    Classification Number)     Identification No.)
                            ------------------------

                      240 Richmond Street West - Suite 201
                        Toronto, Ontario, Canada M5V 1V6
                                 (416) 597-0202
          (Address and telephone number of principal executive offices)
                            ------------------------

                           Mitchell Geisler, President
                                LRS Capital Inc.
                      240 Richmond Street West - Suite 201
                        Toronto, Ontario, Canada M5V 1V6
                                 (416) 597-0202
            (Name, address and telephone number of agent for service)
                            ------------------------

                                   Copies to:

                             Andrew D. Hudders, Esq.
                            Graubard Mollen & Miller
                          600 Third Avenue - 32nd Floor
                               New York, NY 10016
                            Telephone: (212) 818-8800
                            Facsimile (212) 818-8881

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any state.


SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED DECEMBER 27, 2000


                                 LRS CAPITAL INC

                        8,000,000 Shares of Common Stock

     Up to 8,000,000 shares of our common stock are being sold by the officers and directors of LRS on a self-underwritten, best efforts basis, with no minimum. The offering will commence on the date of this prospectus and continue for nine months or until all the shares offered are sold, if earlier. We will not escrow the funds received in the purchase of our common stock. We will issue certificates for common stock purchased within ten business days after receipt of a fully executed subscription agreement that is accepted by us and good funds for the purchase are in our account.

     No public market exists for our common stock. A public market may not develop after the sale of the shares.

     We are entirely dependent on the proceeds of this offering to fund our operations.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                 PER SHARE             TOTAL
                                                 ---------         -------------
     Public offering price .....................   $.125           $1,000,000(1)

     -----------------

     (1) Assumes all 8,000,000 shares offered are sold. The expenses of this offering, estimated at $50,000, will be deducted from the total proceeds to LRS.

                The date of this prospectus is ___________, 2000

                                Table of Contents

                                                                            Page
                                                                            ----

Summary ..................................................................     1
Risk Factors .............................................................     3
Use of Proceeds ..........................................................     9
Dividend Policy ..........................................................    10
Determination of Offering Price ..........................................    10
Dilution of the Price Paid
   for the Shares ........................................................    10
Capitalization ...........................................................    12
Management's Discussion and
   Analysis of Financial Condition
   and Results of Operations .............................................    12
Business .................................................................    14
Management ...............................................................    22
Executive Compensation ...................................................    24
Principal Stockholders ...................................................    25
Description of Securities ................................................    26
Shares Eligible for Future Resale ........................................    26
Plan of Distribution .....................................................    27
Legal Matters ............................................................    28
Experts ..................................................................    28
Where You Can Find
   Additional Information ................................................    28
Index to Financial Statements ............................................   F-1


     LRS Capital Inc., referred to in this prospectus as LRS, we or us, is engaged in the identification, acquisition and exploration of mining prospects with tungsten bearing mineralization. We were incorporated in Delaware in October 1998. Our executive offices are located at 240 Richmond Street West, Suite 201, Toronto, Ontario, Canada M5V 1V6. Our telephone number is (416) 597-0202. We refer to prospective investors as you or the investor(s).

                                     SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, paying particular attention to the section entitled Risk Factors.

GENERALLY ABOUT US

     LRS is engaged in the identification, acquisition and exploration of mining prospects with tungsten mineralization.


     We currently have one mining prospect in west-central Nevada. The prospect consists of 30 unpatented claims. We plan to conduct further exploration of this prospect to determine reserves and mining feasibility. We may also attempt to locate other prospects and stake additional claims with tungsten mineralization. If our exploration results are positive, we plan to lease, joint venture or otherwise work with other mining companies for full development and extraction of minerals or sell the viable, staked mining prospects as a means to realize a return on their value. There is no assurance that commercially viable mineralized body of tungsten or other minerals exists in any of our current or possible future prospects. We will not know this until sufficient and appropriate exploration work and a final evaluation of the legal and economic feasibility is done.


     We have had no revenues to date. We expect to incur substantial expenses in the exploration for tungsten mineralization before we realize any revenues from our efforts. Because we are in the very early stages of implementing our business plan, we cannot indicate now if we will ever be profitable.


     LRS contracted with Wolfranium Corporation Inc. to locate, stake and record 20 to 40 mining claims likely to contain high concentrations of tungsten. Wolfranium has staked 30 unpatented claims for LRS. Under this agreement, LRS paid $13,000 and is obligated to pay an additional $75,000 in the aggregate over the five years commencing May 6, 2001. LRS is also responsible for reimbursement of the yearly registration and filing fees for the staked claims which Wolfranium is obligated to maintain on our behalf. If the claims are developed, LRS will pay a net smelter royalty of two percent. LRS is obligated to issue shares of common stock to Wolfranium as additional consideration, the number being issued annually on May 6, 2000 through May 6, 2003, and the calculation being based on the shares of LRS outstanding on the date of issuance pursuant to an upward and downward anti-dilution clause. LRS was obligated to issue and has issued 2,700 shares in respect of the May 6, 2000 obligation.

     Obligations by the parties to the Wolfranium agreement must be performed on the basis of "time is of the essence." If LRS is in default, the remedy is that LRS will transfer and convey to Wolfranium all of its rights, title and interest in and to the mining claims and to all the mineral resources located therein to which the agreement relates, and Wolfranium will retain all prior payments. Because the only current mining claims of LRS are those subject to the agreement, in the event of a default by LRS, it will lose substantially all its assets and not be able to continue in business. In such a circumstance, investors in LRS would lose their entire investment.


THE OFFERING

Securities offered..................    Up to 8,000,000 shares of common stock.

Common stock outstanding
prior to the offering...............    2,654,720 shares

Common stock to be outstanding
after the offering..................    10,654,720 shares (assuming all 8,000,000 shares are sold)

                                      -1-

Use of proceeds.....................    We intend to use the net proceeds of this offering as follows:

                                        o  Identification and acquisition of mining prospects
                                        o  Update prior exploration studies
                                        o  Permitting expenses
                                        o  Working capital

Subscription method.................    Investors will be asked to complete an investor subscription agreement and return it to us with the purchase price.

Certificate issuance................    Within ten business day after receipt and acceptance of
                                        investor subscription agreement and good funds, a certificate for the shares will be sent to the address supplied.

                                  RISK FACTORS

     You should consider carefully the following risks before you decide to invest in our common stock. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. Any of these risks could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

WE HAVE NO HISTORY RUNNING OUR MINING BUSINESS UPON WHICH INVESTORS MAY EVALUATE OUR PERFORMANCE.

     We are in the development stage of our business. We have not engaged in any substantive business operations to date. More particularly, we have not engaged in any mining operations beyond that of obtaining 30 unpatented claims for one mining prospect through a consultant company. We have not engaged in exploratory activities, feasibility studies or established initial developmental plans in respect of the mining properties. You should consider our business future based on the risks associated with our early stage and lack of experience.

OUR ABILITY TO OPERATE WILL DEPEND ON OUR ABILITY TO FACE ALL THE CHALLENGES OF A NEW BUSINESS.

     We expect to face many challenges in the start up of our business. These will include:

o    Engaging the services of qualified support personnel and consultants;
o    Establishing and maintaining budgets;
o    Implementing appropriate financial controls;
o    Acquiring relevant information efficiently;
o    Staking and evaluating appropriate mining prospects; and
o    Establishing initial exploration plans for mining prospects.

The failure to address one or more of these may impair our ability to carry out our business plan.

WE WILL BE DEPENDANT ON OTHERS FOR THE IMPLEMENTATION OF OUR BUSINESS PLAN IN THE EARLY PERIODS.

     To initially locate and obtain mining properties, we have relied upon and will continue to rely on an outside consultant. We also will rely on other consultants and independent contractors in the exploratory stage of our business plan. More particularly, these stages will include exploration for and verification of mineral deposits on staked mining prospects and the subsequent evaluation and assessment activities necessary to determine the viability of a mining prospect. We may not be able to locate or employ persons with the appropriate experience and skills to successfully execute our business plan. The inability to do these actions on a timely basis or at all may result in the delay of implementing our business plan thereby causing additional expense or our business failure.

OUR OFFICERS AND DIRECTORS HAVE NO PRIOR EXPERIENCE IN OPERATING A COMPANY IN THE MINING INDUSTRY.

     Our officers and directors have business experience in fields other than exploration for mineral deposits and the mining industry. It is possible that they may make mistakes in business judgment that a person with mining experience would not make. They are dependent on the experience of consultants for implementation of the business plan.

MINERAL EXPLORATION HAS MANY INHERENT RISKS OF OPERATIONS WHICH MAY PREVENT ULTIMATE SUCCESS.

     Mineral exploration has significant risks. Some of these include the following:

o It is dependant on locating mineral reserves in staked claims and skillful management of these prospects once found or located.

o Mineral deposits and mineralization may vary substantially in a prospect, rendering what was initially believed a profitable deposit of little or no value.

o Mineral exploration and ultimate exploitation may be affected by unforeseen changes including:

          - Changes in the value of minerals,
          - Changes in regulations,
          - Environmental concerns,
          - Technical issues relating to extraction, such as rock falls, subsidence, flooding and weather conditions, and
          - Labor issues.

OUR  BUSINESS   FUTURE  IS  DEPENDENT  ON  FINDING   DEPOSITS  WITH   SUFFICIENT
MINERALIZATION AND GRADE.

     Our business model depends on our locating prospects with a sufficient amount of mineralization to justify surface and drilling sampling. No assurance can be give that our current data resources will be valuable in locating mineralization. Even if initial mineralization reports are positive, subsequent activities may determine that deposits are not commercially viable. Thus, at any stage in the exploration process, we may determine there is no business reason to continue, and at that time, our resources may not enable us to continue exploratory operations and will cause us to terminate our business.

WE ARE RELYING ON DATED GEOLOGICAL REPORTS TO LOCATE POTENTIAL MINERAL DEPOSITS WHICH MAY BE INACCURATE.

     We rely on reports typically several decades old to determine which potential mineral deposits to stake. There is no sure method of verifying the care and manner used to prepare these reports without further verification by us and our agents. Verification is expected to be costly and may take a considerable period of time. Verification may result in our rejecting a prospect; however, we will have borne the expense of this determination with no likelihood of recovering the amounts expended. Decisions made without adequately checking the mining prospects could result in significant unrecoverable expenses. Mineral deposits initially thought to be valuable may turn out to be of little value.

IF WE ARE IN DEFAULT TO WOLFRANIUM CORPORATION INC., WE WILL HAVE TO TRANSFER ALL OUR INTERESTS IN THE STAKED CLAIMS TO WOLFRANIUM CORPORATION INC.


     LRS has an agreement with Wolfranium Corporation Inc., an independent company, to locate, stake and register 20 to 40 claims likely to contain high concentrations of tungsten. The obligations of LRS under its agreement with Wolfranium include payment of royalties and reimbursement of expenses and issuance of shares of common stock based on a formula until May 6, 2003. If LRS is in default of any obligation to Wolfranium, the remedy is that Wolfranium will be able to have LRS transfer to it all the right, title and interest in the staked claims and minerals located therein to Wolfranium and retain all amounts and shares previously paid or issued to it. Obligations under the agreement must be carried out immediately, with only a fifteen day grace period. Therefore, if LRS is in default to Wolfranium, it will lose all its current assets and may not be able to carry on its business. In such event, investors would lose their entire investment.

REGULATORY COMPLIANCE IS COMPLEX AND THE FAILURE TO MEET ALL THE VARIOUS REQUIREMENTS COULD RESULT IN FINES OR OTHER LIMITATIONS ON THE PROPOSED BUSINESS.

     We will be subject to regulation by numerous Federal and state governmental authorities, but most importantly, by the Federal Environmental Protection Agency, the Bureau of Land Management, and comparable state agencies. The failure or delay in obtaining regulatory approvals or licenses will adversely affect our ability to explore for economic mineralization and our subsequent business stages. The failure to comply with any regulations or licenses may result in fines or other penalties. We expect compliance with these regulations to be substantial. Therefore, compliance with or the failure to comply with applicable regulation will affect the ability of LRS to succeed in its business plans and to generate revenues and profits.


THE LRS BUSINESS PLAN IS PREMISED ON GROWTH IN THE USE OF TUNGSTEN, WHICH IF IT DOES NOT OCCUR, MAY MAKE TUNGSTEN MINING UNECONOMICAL IN THE UNITED STATES.

     The LRS business plan depends in large part on an increased demand in the use of tungsten with a concomitant rise in market prices. An increase in market use and prices for tungsten will assure industry interest in United States tungsten mine development and improve the likelihood of our overall success. If the use of tungsten does not increase, then it is likely current sources of tungsten will remain adequate for market supply and sources like those LRS is attempting to identify and explore will become marginalized. The result may be that LRS will have to curtail its business plan and investors will lose their investment.

COMPETITION MAY DEVELOP WHICH WILL BE BETTER ABLE TO LOCATE, STAKE AND DEVELOP TUNGSTEN SOURCES MORE COST EFFECTIVELY AND QUICKER THAN LRS.

     There are numerous junior and developed mining and exploration companies in existence that may be attracted to the tungsten mining business if the use of the mineral increases. LRS believes there are a significant number of companies that could command greater resources than those available to LRS to locate, stake, explore and develop tungsten resources. These companies may be able to reach production stages sooner than LRS and obtain market share before LRS.

LRS WILL COMPETE WITH MINING ENTERPRISES FOR APPROPRIATE CONSULTANTS AND EMPLOYEES.

     LRS will compete in the hiring of appropriate geological and environmental experts to assist with location and exploration of claims and implementation of its business plan. The success of LRS will largely depend on its financial resources and the opportunities offered to be associated with a growing company.

RISKS RELATING TO CAPITAL REQUIREMENTS

LRS IS ENTIRELY DEPENDENT ON THE PROCEEDS OF THIS OFFERING TO FUND OUR EXPLORATORY ACTIVITIES.

     LRS currently has insufficient capital to engage in exploratory activities and no sources for financing other than the proposed offering. The extent to which we will be able to implement our exploration for tungsten mineralization will be determined by the amount of proceeds from this offering.

LRS WILL REQUIRED ADDITIONAL FUNDS TO THOSE OF THIS OFFERING TO FUND ITS OPERATIONS.

     The proceeds of this financing will not be sufficient for full development of our mining prospects. LRS will need additional capital to fund the full exploratory work on the current mining stakes and to locate, verify and develop additional mining prospects with viable mineralization of sufficient grade. LRS will have to obtain the funds from external sources from the sale of additional equity securities or debt securities. Without additional capital, LRS will have to curtail its business plan or abandon it.

LRS DOES NOT HAVE ANY IDENTIFIED SOURCES OF ADDITIONAL CAPITAL, THE ABSENCE OF WHICH MAY PREVENT LRS FROM CONTINUING ITS OPERATIONS.

     LRS does not have any arrangements with any investment banking firms of institutional lenders. Because LRS will need additional capital, it will have to expend significant effort to raise operating funds. These efforts may not be successful. If not, LRS will have to limit or curtail operations.

SINCE MINERAL EXPLORATION AND MINING IS CAPITAL INTENSIVE AND IS SUBJECT TO MANY VAGARIES, LRS WILL NEED ADDITIONAL CAPITAL.

     Full development of staked mines will require substantial funds in excess of those currently sought by LRS. If the estimates about the one prospect to which LRS has staked claims prove incorrect or more costly to determine, LRS will need additional capital to identify and evaluate new prospects. The absence of necessary funds will force LRS to change its business plan and long-term strategy and, possibly, to curtail operations.


RISKS RELATING TO THIS OFFERING

     THIS OFFERING IS BEING MADE WITHOUT AN UNDERWRITER, THEREFORE, IT IS POSSIBLE THAT LRS WILL NOT SELL ALL THE SHARES OFFERED.

     The offering is self-underwritten. This means LRS will not engage the services of an underwriter to sell the shares. We intend to sell the shares through the efforts of our officers and directors, and we will not pay them any commissions. Without the services of a professional finance firm, it is possible that we will not sell all the shares offered. If LRS does not raise the full amount being sought, it will have to modify its business plan to reduce its proposed expenditures. A substantial reduction in the business plan may impair the business and financial ability of the company and require it to cease operations.

THIS OFFERING IS BEING MADE WITHOUT ANY ESCROW OF INVESTOR FUNDS OR PROVISIONS TO RETURN FUNDS.

     When investors make a subscription for our common stock that is accepted, the purchase price will not be placed in any escrow accounts and will become a general asset of LRS. There is no minimum offering amount. Subscriptions will be accepted on a rolling basis. There are no investor protections for the return of invested monies. All proceeds will become property of the company for use in its exploration activities and business.


BECAUSE THERE IS NO MINIMUM OFFERING REQUIREMENT, EARLY INVESTORS IN THIS OFFERING BEAR A DISPROPORTIONATE RISK OF LRS BEING ABLE TO OPERATE ON THE FUNDS RAISED.

     This offering is made on a rolling basis with no minimum amount having to be raised. Therefore, early investors will participate in the offering with no assurance that a sufficient amount of funds will be raised for the intended use of proceeds. If insufficient funds are the result of this offering, LRS may have to curtail its operations, but investors will not be able to get their investment funds back.


FUTURE SALES OF SHARES BY OUR CURRENT STOCKHOLDERS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     After completion of this offering, there will be 10,654,720 shares of our common stock outstanding if all the shares offered hereby are sold, of which 2,654,720 shares, or approximately 25%, will be held by our current stockholders. Of the amount held by the current stockholders, 900,200 shares may be sold under Rule 144 in the public market from time to time, without registration, subject to limits on the timing, amount and method of these sales imposed by the securities laws. After June 6, 2001, an additional 1,754,520 shares held by directors, officers and principal stockholders will be eligible for sale under Rule 144. You should be aware that the possibility of sales may, in the future, have a depressive effect on the price of the common stock in any market which may develop and, therefore, the ability of any investor to market his shares may depend upon the number of shares that are offered and sold. Moreover, the perception in the public markets that these sales by principal stockholders might occur could also adversely affect the market price of our common stock.

THE OFFERING PRICE HAS BEEN ESTABLISHED BY THE BOARD OF DIRECTORS ARBITRARILY.

     The offering price has been arbitrarily established by the board of directors. It is not based on market factors, business appraisal or other established criteria of business valuation. We have not consulted with any finance professionals to determine the offering price.


THE  OFFICERS  WILL  HAVE  BROAD  DISCRETION  IN THE USE OF  PROCEEDS  FROM THIS
OFFERING.

     Although we have allocated the proceeds from this offering among several categories of uses, they may be changed by management at any time. The amount allocated to a use also may be changed depending on management's determination about the best use of the funds at the particular time. Therefore, investors must rely entirely on the business judgment of management in the use the offering proceeds and to determine how and what portions of the business plan will be implemented.


THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK AND THE MARKET PRICE OF THE SHARES MAY FLUCTUATE.

     There has been no market for our common stock prior to this offering. The price of our common stock after the offering may fluctuate widely and may trade at prices significantly below its initial public offering price. We cannot give any assurance that a trading market for our common stock will develop or, if a market does develop, the depth of the trading market for the common stock or the prices at which the common stock will trade.

THERE CAN BE NO  ASSURANCE  THAT A PUBLIC  MARKET  WILL  DEVELOP  FOR THE COMMON
STOCK.

     We plan to take action so that our common stock will trade on the Over-the-Counter Bulletin Board, operated by NASDAQ. Because the OTC BB is a broker driven market, before our stock may be listed and quoted, brokers must apply for it to be listed and then establish market levels for it to trade. We must wait until brokers take the appropriate action before our common stock will trade in that market. There can be no assurance that a market will develop for the common stock.

INVESTORS MAY BE NOT ABLE TO RESELL THE SHARES ACQUIRED IN THE OFFERING IN THE PUBLIC MARKETS.

     The shares are defined as penny stock under the Securities and Exchange Act of 1934 and rules of the SEC. These rules impose additional sales practice and disclosure requirements on broker-dealers who sell our shares to persons other than certain accredited investors. For covered transactions, a broker-dealer must make a suitability determination for each purchaser and receive a purchaser's written agreement prior to sale. In addition, the broker-dealer must make certain mandated disclosures in transactions of penny stocks. Consequently, these rules may affect the ability of broker-dealers to make a market in our common stock and may affect the investors ability to resell shares purchased in this offering.

OUR DIRECTORS AND OFFICERS WILL HAVE SUBSTANTIAL ABILITY TO CONTROL OUR BUSINESS DIRECTION.

     Because our directors and officers own a substantial number of shares of common stock, they are in a position to control, or at the least, influence the election of our directors. Therefore, they are able to influence the business operation of LRS.

                                 USE OF PROCEEDS

     The offering is on a best efforts, no minimum basis. The principal use of proceeds will be to conduct exploratory actions to determine the mineralization and grade levels of our current mining prospect. Below are offered three alternatives of the application of proceeds that may be received in the offering. In each instance the applications assume net proceeds after offering expenses estimated at $50,000.

ACTIVITY                                                    NET PROCEEDS AMOUNT
--------                                                    -------------------
Identification and acquisition of mining prospects    $ 30,000    $100,000    $250,000
Update prior exploration studies                      $100,000    $280,000    $450,000
Permitting expenses                                   $ 60,000    $100,000
Working capital                                       $ 20,000    $ 60,000    $150,000
                                                      --------    --------    --------
         Total                                        $150,000    $500,000    $950,000

     The identification and acquisition of mining prospects will be primarily those costs associated with locating new ones. This also will include the costs associated with the current cash obligations to Wolfranium Corporation Inc. which are the annual payments aggregating $75,000 over the next five years and the annual filing and registration expenses of $260 per claim staked and reimbursement of out of pocket expenses that are expected to be minimal.

     Because the information we are using to identify mining claims is dated, we must use a substantial amount of the proceeds of this offering to verify and update the previous exploration studies. Thereafter, we must conduct feasibility studies, including surface and drilling sampling and laboratory testing. Associated costs will be hiring geologists, boring equipment and paying labor costs.

     Prospect permitting expenses are those relating to maintaining our mining stakes and state and federal safety and environmental permits which must be issued before we commence exploratory activities. Our expenses will include the costs of employing mining consultants, legal expenses and filing fees.

     The  working  capital   requirements  of  our  company   includes   general
administrative  expenses,   compensation,   corporate  overhead,  office  rental
expense, accounting and professional expenses and similar expenses.

     Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

     Although we have made allocations for the use of the net proceeds of the offering, management may change the allocations in its sole discretion based on the amount of funds actually received. If less than all the shares are sold, we correspondingly will limit our activities to fewer prospects and will delay the expenses associated with permitting because this is likely to occur later in our development process. We also would reduce the working capital allocation and try to reduce the other anticipated expenses, especially in the area of updating exploration studies and conducting feasibility studies. Significant reductions in our business plan or delays in taking action may impair our ability to implement our business plan causing us to curtail all or substantial parts of our potential business operations

     In addition to changing allocations because of the amount of proceeds received, we may change the uses of proceeds because of required changes in our business plan or management decisions based on arbitrary decision making.
Investors should understand that we have wide discretion over the use of proceeds. Therefore, our decisions may not be in line with the initial objectives of investors who will have little ability to influence these decisions other than through the process of changing the directors of LRS by stockholder action.

                                 DIVIDEND POLICY

     We expect to retain all earnings generated by our operations, if any, for the development and growth of our business. We do not anticipate paying any cash dividends to our stockholders in the foreseeable future. The payment of future dividends on the common stock and the rate of such dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

                         DETERMINATION OF OFFERING PRICE

     The price of the shares was arbitrarily determined in order for LRS to raise up to a total of $1,000,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value, or other established criteria of value. We also did not consult finance professionals to help establish the offering price. There is no assurance that the price paid for a share in the offering will be recoverable by a sale of the share in the public market, or that a public market will value the company as we have determined its value.

                    DILUTION OF THE PRICE PAID FOR THE SHARES


     At September 30, 2000, we had a pro forma net tangible book value of $925,079 or $.09 per share of common stock. Net tangible book value is equal to total tangible assets minus total liabilities. Our net tangible book value per share is calculated by dividing our net tangible book value by 10,654,720 the total number of shares of common stock outstanding.

     At September 30, 2000, after giving pro forma effect to the sale of 8,000,000 shares of common stock in this offering at an assumed initial public offering price of $.125 per share and the receipt by us of the net proceeds from this offering, our pro forma net tangible book value at September 30, 2000 would have been approximately $925,000, or approximately $.09 per share of common stock. The dilution is $.035 per share, or approximately 28%, less than the price you are paying per share in this offering. The following table illustrates this dilution:


       Assumed public offering price per share.............................$.125
                                                                           -----

       Net tangible book value per share of common stock
       as of September 30, 2000 (actual)...................................$.00


       Increase per share attributable to sale of common
       stock in this offering..............................................$.09
                                                                           ----

       Pro forma net tangible book value per share of
       common stock after this offering....................................$.09

       Dilution per share of common stock to investors
       in this offering....................................................$.035
                                                                           =====


     The public offering price is substantially higher than the pro forma net tangible book value per share. Investors will incur immediate and substantial dilution.

     The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per share of common stock paid by our existing stockholders and by new investors in this offering:

                                                Number of     Percent of   Total            Percentage of
                              Price Per Share   Shares Held   Ownership    Consideration    Consideration
                                                                           Paid
Existing Stockholders         $.015              2,654,720     22.1%       $   35,290        3.4%
Investors in this offering    $.125              8,000,000     77.9%       $1,000,000       96.6%
                              -----             ----------    ------       ----------       -----
                  Total       $.140             10,654,720    100.0%       $1,035,290       100%

                                 CAPITALIZATION


     The following table sets forth our capitalization as of September 30, 2000.

                                                                   September 30,
                                                                       2000
                                                                       ----
Short Term Debt                                                     $   18,514
Stockholders' Equity
     Common stock - $.001 par value, 15,000,000 shares
     authorized, 2,654,720 shares issued and outstanding;
     Paid in Capital                                                     2,655
     Accumulated (Deficit)                                              35,035
                                                                       (62,611)

Total Stockholder's Equity                                          $  (24,921)


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PLAN OF OPERATIONS

     LRS is a development stage company. To date, LRS has had no revenues and incurred organizational and other start up expenses.


     The expenses of LRS during the period of inception (October 7, 1998) to September 30, 2000 were general and administrative expenses relating to acquisition of mining claims, taxes, legal and accounting services, transfer agent fees, miscellaneous charges and amortization. During this period, LRS paid $62,611 for these expenses. For all periods reported on, LRS had losses.

     LRS had working capital of $(24,921) at September 30, 2000. At December 31, 1999 the working capital was $(28,282). LRS has funded its expenses and losses from the sale of shares of common stock in 1998 and 2000. These sales were to a limited member of investors in private placement transactions under an exemption from registration under the Securities Act of 1933.


     Our plan of operations includes the location of mining claims to explore for mineralization and mineral levels. Once claims are located and staked, we will perform feasibility studies. LRS will have to adjust the level of implementation of its business plan according to the amount of proceeds raised in this offering. LRS is entirely dependent on the offering for its capital requirements at this time. Because its exploratory plan has some flexibility, we believe that LRS will be able to continue its operations for approximately 12 months after the offering, even if the full amount is not raised. This estimate does not take into account costs of unforseen expenses arising from unanticipated problems. In the event of additional expenses, we will further adjust our business plan or obtain additional capital.

     Our research development activities for the next 12 months are those associated with exploring the mineralization of identified and staked claims.

     LRS will require additional capital to continue to fund its expenses during the exploratory stage and for the implementation of the business plan of locating, verifying and developing mining prospects with viable mineralization of sufficient grade. At this time, all of LRS's capital requirements will have to come from external sources, either from the sale of securities or incurring of debt. Without additional capital, LRS will have to curtail its development plans, and it will not be able to implement its business plan.

     LRS does not have any identified capital resources. Moreover, it does not have any arrangements with investment banking firms or institutional lenders. This offering is a self-underwritten transaction. This means that officers and directors of LRS plan to sell all the shares offered without the services of any investment professionals or broker-dealers. LRS will not pay any commissions on the sale of the shares offered by this prospectus. Because this is a best efforts offering without a minimum, there is no assurance that any or all the shares offered will be purchased. Also, because this is an offering without any minimum, early investors bear a disproportionate risk that insufficient funds will be raised thereby limiting the ability of LRS to operate as planned.

     The business of mineral exploration and mining is generally capital intensive. If the estimates about the one prospect to which LRS has staked claims prove incorrect or more costly to determine, both possible outcomes, it will need capital additional to this offering to identify and evaluate new prospects. Although LRS plans to exploit mining prospects in a manner that will not require it to conduct the full permitting, extraction, processing and mineral selling aspects of mining, it will need additional capital to support some of these aspects of development or to induce others to work the LRS properties. LRS does not have any sources for such additional funds.

OTHER MATTERS

Year 2000 computer issues

     Because LRS began operations after the beginning of the year 2000, it believes that the computer programs that it uses are Y2K compliant. At this time, LRS believes that it does not have any assets with embedded computer chips or programs. Mining data that LRS has used to determine the mining properties to stake and will use in the future evaluation of the mining properties are primarily in paper format and therefore not susceptible to year 2000 issues. Therefore, management of LRS does not expect to experience any Y2K failures.

     LRS does not engage in electronic data interchange with any other entity. Therefore, management of LRS believes it does not have any Y2K exposure directly from other entities and their failure to be Y2K compliant. Tangently, however, the failure of other entities to be Y2K compliant may cause LRS issues, none of which are apparent to management.

                                    BUSINESS

INTRODUCTION

     LRS is engaged in the identification, acquisition, and exploration of mining prospects with tungsten mineralization located in the Western United States.

     LRS was organized under the laws of the state of Delaware on October 8, 1998. The executive offices are at 240 Richmond Street West - Suite 201, Toronto, Ontario, Canada M5V 1V6. Its telephone number is (416) 597-0202.

DESCRIPTION OF MINING INDUSTRY

Basic Geology

     Geology is the science of the earth's composition. The five most abundant elements in the earth's crust are oxygen, silicon, aluminum, iron and calcium. Elements bond together in chemical compounds to form solid crystalline substances known as minerals. There are many thousands of different minerals, each with a definite chemical composition and crystalline structure.

     Where minerals are concentrated in sufficient quantity, the zones or bodies in which they are found are called mineral deposits. These mineralized deposits become ore when the minerals are present in sufficient quantity (or tonnage) and adequate quality (or grade) to be recovered profitably.

     Mineral deposits often form in areas where the earth's underground plates collide causing seismic and geologic activity. Geologic activity happens very slowly; a mountain range thousands of meters high is lifted at a rate of only a few centimeters per year - erosion wears away such a mountain range just as slowly.

     The earth has a solid core of iron and nickel surrounded by a mantle of molten rock. When this material forces itself into the many cracks and other points of weakness in the earth's crust, it is called magma. This material moves through cracks, in many directions, and heats the surrounding rock, altering it and in some cases causing it to re-melt. The whole mass then cools, and this is when minerals, some of which are valuable, begin to crystallize. As each different mineral crystallizes out of the magma, the composition of the magma changes. Some magmas have no valuable minerals, while others contain economically exploitable mineral deposits.

Prospecting

     The first step in prospecting for valuable minerals involves geological mapping and surface prospecting. The prospector looks for trace amounts of ore minerals and/or favorable rock types. One valuable sign of mineralization is a gossan, an area of rusty staining on the rocks that is formed when minerals are oxidized.

     When a potential mining area is identified, it is sampled and the samples may be sent for chemical analysis.

     Another useful technique is remote sensing. This technique uses photographic and radar images taken by satellites or aircraft. Aerial and satellite imagery can show large-scale geological structures like faults or geological contacts where mineralization often occurs. In some areas - deserts are a good example - color changes on satellite imagery may denote changes in rock type or show areas of rock alteration.

Sampling and Drilling

     Sampling is the process of taking a small representative portion of a larger mass. By analyzing the sample to determine the concentration of metal it contains, the potential value of the larger mass can be determined. Sampling can be as simple as removing a piece of rock from an outcrop, but often the exploration crew will use a bulldozer or backhoe, or use explosives to blast a trench in the rock.

     The first samples taken from a potential mineral site are called grab samples. Prospectors and geological field crews gather grab samples from outcrops, road cuts, trenches or river beds. These rocks are selected specifically because they appear to contain a significant amount of metal, so they are not considered representative of the outcrop or road cut from which they come.

     In the field, grab samples are gathered, their original location is recorded, each rock is labeled and the most promising ones are sent to a lab for metal analysis. If worthwhile or significant amounts of metal are present in such grab samples, channel sampling may be warranted.

     A surface channel, the most desirable type of sample, is normally a cut about 4 inches wide and 3/4 inch deep across the proposed ore zone. The chips of rock removed are carefully collected, marked and bagged for analysis.

         Surface sampling alone, however, cannot give a definitive indication of how tremendous - or how mediocre - a deposit lies below. Thus, after surface sampling indicates a possible concentration of valuable minerals, drilling is undertaken.

     Drilling is the only means to ascertain the quantity and quality (tonnage and grade) of a deposit. A circular cut is made in the rock and continuous cylindrical core samples are extracted from the center of the cut . To do this, a special type of drill, with a rotating core barrel that grinds down through the bedrock, is used.

Mining

     There are many methods of extraction (mining) to choose from. The shape and orientation of an orebody, the strength of the ore and surrounding rock, and the manner in which the valuable minerals are distributed are different for each ore zone. These factors will influence the selection of a mining method and the overall plan for developing the orebody.

     The primary opening into an underground mine can be either a shaft or a decline (also called a ramp), driven down into the earth, or an adit, a horizontal opening driven into the side of a hill or mountain. All have the same purpose - to provide access for people, materials and equipment, and to provide a way for ore to be brought to surface.

     Surface drilling will indicate whether a mineralized zone has sufficient potential to become an orebody. To outline the zone with greater accuracy, and confirm the mineralization is continuous and the estimates of grade and tonnage are correct, surface work is followed by underground development and detailed drilling. Only then can the developer make plans for production.

Processing Ore

     Digging ore from the earth is only half the battle. Often just as challenging and costly is the ore processing, which takes place in mills, smelters and refineries.

     The end product from a mill is called a concentrate. All milling and concentrating processes begin with a crushing and grinding stage, which usually represents most of the total cost of processing ore.

OVERALL BUSINESS METHODOLOGY

Identify and Acquire Tungsten Prospects

     LRS has entered into an agreement with a mineral exploration company, Wolfranium Corporation Inc. which owns paper based data of geological exploration on approximately 1,500 mineral prospects, the majority of which are located in the United States. The data base was compiled in the 1950 through 1970 period, and contains exploration reports, metallurgical studies and feasibility documents. Based on the mining experience of Wolfranium's management and their review of a number of the properties covered by the data, the materials are believed to still have valuable, useful information. LRS contracted with Wolfranium to locate an initial mining prospect with reports of viable tungsten mineralization and to locate additional prospects in the future.

     The initial plan of LRS is to locate and acquire one or more prospects with viable tungsten mineralization prospects that have associated, existing reports from the Wolfranium data resources. It will then update the original exploration and feasibility reports for the prospects and begin the permitting process on the prospects that are determined to be the most feasible for the extraction of minerals. If necessary, additional prospects will be identified and evaluated in a similar manner.

     After identification of a potential prospect. LRS will acquire the right to explore it. This is done by staking a claim which is a process or registration with state and federal officials LRS rights to the minerals in the land.

Update of Past Exploration Results and Feasibility Studies on Staked Claims

     Once LRS has acquired the right to explore for mineral deposits on specific prospects, it will contract with independent laboratories, sampling companies and geological and environmental consultants to update existing and produce necessary exploration, feasability and environmental reports to determine the mineral reserves and whether the minerals can be mined in a cost effective manner under current regulations and in the current economic environment.
Mineral reserves are the estimated amounts of mineralization in a given location. Estimates are determined by taking samples of the earth at the surface and by drilling core samples and then having laboratories and geologists study the samples to determine the amounts and locations of the mineral deposits. Once the mineralization levels are determined, which includes the concentration and identification of minerals, LRS will then be able to start analyzing and estimating reserves, methods of recovery and environmental requirements which will affect the final decision of whether or not a prospect is viable to explore and, later, develop. Part of this process will be to estimate the possible revenues against the potential expenses to arrive at the estimated positive cash flow amount.

     LRS will then determine the most logical method for capitalizing on the value of the prospect. Management believes that it will most likely either sell the prospect outright or will lease or joint venture prospects to other companies for royalty revenues. LRS believes that there are sufficient numbers of mining companies that would be interested in acquiring viable mineral resources by any of these means. Claims that are not feasible to develop will not be renewed with the appropriate federal and state authorities.

     By electing to use others to commercially develop the prospects, LRS will avoid the expense and responsibilities of having to apply for various mining permits with respect to the prospects and will be able to limit its liability for regulatory compliance and failures. Of course, where it retains ownership of a mine it may have residual liability, most likely in the area of environmental regulatory compliance. Also, by using others for development of the properties, LRS will reduce its capital requirements.

TUNGSTEN ORIENTATION

     Tungsten is an important metal. It has many uses in the modern industrialized world. When it is used with certain other metals, it has provided strength and wear resistance for various kinds of tools used in construction, mining and medal working. Tungsten is used in many household products such as light bulbs, television sets and magetrons for microwave ovens.



     During the last several decades, the tungsten market has been controlled largely by the government of the Peoples Republic of China in which country the largest worked deposits of the mineral are located. As a result, the price of tungsten has been level and is often at a price that does not permit commercial mining of the mineral in other areas of the globe. Recently, there has been development in the uses of tungsten which, if accepted, will increase the demand for the mineral. Any significant increase in its demand and use is expected to have a beneficial effect on the price of the mineral in the world market, and thereby making previously perceived marginal properties viable sources. The recent trend of increased use of tungsten has resulted in LRS focusing on this particular mineral.

     Tungsten is often found with other important minerals, notably copper and silver, which may also prove to be in viable levels for recovery in a particular mining prospect.

TUNGSTEN BULLETS


     One of the single most significant new uses of tungsten will be in bullets. The U.S. Army has developed a new bullet that has physical attributes similar to lead bullets, but is made with tungsten which is perceived to be much more environmentally friendly. This development resulted from the need to eliminate hazardous materials from both the manufacture of ammunition and from the bullets themselves because lead bullets were being found to be environmentally hazardous. The new bullets have tungsten cores inside the standard copper jackets. By eliminating lead, they will be a more environmentally friendly and a safer bullet to manufacture with similar performance as its lead counterparts. The bullets also appear ballistically identical to those using lead.

     The U.S. Army Public Affairs Office released a press statement on October 6, 1999 announcing that the Army began production of bullets for the M-16 rifle which uses a tungsten-tin or tungsten-nylon core encased in copper. Production was targeted for one million tungsten core bullets for 1999, and production is expected to increase as tooling becomes more widespread and the designs mature to include different sizes of bullets for rifles and for small caliber guns. Mass quantity is expected to be in the hundreds of millions of rounds per year. In an article by the International Tungsten Industry Association published in 2000, according to the project manager for environmental armament technologies at the Picatinny Arsenal in New Jersey, although tungsten is more expensive than lead, the cleanup of the manufacturing process is expected to save $0.01 to $0.05 per round or $5 million to $20 million per year.

     Lead bullets tend to bioaccummulate in the environment, often ending up in sediments, surface water and ground water. This can adversely affect wildlife and people. Because firing ranges have such high concentrations of lead bullets in the ground, some have been closed.


     Tungsten, which is extremely dense and hard, is less toxic than other metals. An alternative for the core of ammunition is depleted uranium. However, uranium also raises environmental concerns because of fears that it poses health dangers during the manufacturing process, to soldiers during its storage and use, and to civilians who will end up living in uranium contaminated areas after conflicts. Not only is tungsten more environmentally "benign" than lead, but the manufacture of tungsten bullets is less polluting. Ozone depleting chemicals and volatile organic compounds are not used in the manufacturing process as they are in making lead bullets.

     If tungsten bullets are determined to have beneficial properties in military use, it is expected that the use of tungsten will spread to other ammunition manufacture.

PILOT MOUNTAIN PROJECT

     LRS has acquired a 100% interest in the tungsten project known as Pilot Mountain in west-central Nevada. The LRS interest is the filing of mining stakes which allows LRS to explore the prospect. The mining stakes prevent others from exploring the land subject to the stakes for mineralization. The prospect consists of 30 unpatented claims located in Mineral County, approximately 45 miles west-northwest of Tonopah. The claims have been staked and recorded for LRS by Wolfranium. The prospect is easily accessible via improved gravel roads leading from U.S. highways. The prospect lies at elevations raging from 6,300 to 7,600 feet and enjoys year round access.

     The Pilot Mountain Project encompasses the historic workings of the Desert Scheelite, Gunmetal, Garnet and Good Hope mines, all of which are former tungsten producers.


     The Desert Scheelite mine first produced tungsten in the early 1940's. Early production was about 1,000 tons. Small addition tonnages were mined between 1952 and 1957. Total production amounted to less than 10,000 tons. In the early 1970's, there was further exploration of the prospect and extensive skarn deposits were discovered and found to contain substantial tonnages of tungsten bearing ore. The prospect was optioned to W.R. Grace which continued exploration but did not put the prospect into production. Published reserves were approximately 8 million tons containing 0.32% tungsten . With the tungsten was found significant copper and silver. The prospect was sold to Union Carbide which conducted additional exploration and pre-development activities in the early 1980's. With the plunge in tungsten prices in the mid to late 1980's and the contemporaneous demise of the mining division of Union Carbide, the prospect became free of mining claims because they were not renewed by Union Carbide. Because they were not renewed by Union Carbide, Wolfranium was able to stake the claims for the benefit of LRS in accordance with state and county filing requirements and is now the record owner of the unpatented claims.

     The Gunmetal mine was first worked during World War 1. Intermittent operations continued through 1956 by various operators. Historical production grades were between 0.5% and 1.0% tungsten. The prospect lay dormant until Union Carbide began exploration in 1977. The registration of mine stakes related to this prospect were also not renewed in the 1980's; therefore, they became available for staking by Wolfranium for the benefit of LRS.


     The Garnet mine was operated intermittently from 1941 to 1943 by the Victory Tungsten Company. Historic production figures indicate that the average ore approached 0.5% in tenor.

     LRS does not have any historical production data on the Good Hope mine.

GENERAL GEOLOGY OF THE PROJECT AREA

     The general geology of the prospect is characterized by structurally complex calcareous, clastic and volcanic rocks of the Paleozoic and Mesozoic age intruded by monsonitic to granitic rocks. Cenozoic bi-modal volcanics cover much of this terrain. There have been several periods of folding and faulting. The prospect consist largely of the Luning formation which is limestone to dolomite with lesser amounts of sharel, argillite and congolomerate with granitic intrusions.

     The mineral deposits of each of the four mines consist of contact metamorphic deposits with tungsten occurring as scheelite and powellite within the tactite or skarn zone formed by metamorphism and metasomatism of the limestone where in intimate contact with the intrusives. Other important metals occur within some of the prospects and are of economic interest. These include silver and zinc. At lesser amounts, copper and molybdenum have been encountered in the prospect. All these metals should clearly enhance the overall economics of exploring and developing the prospects.

AGREEMENT WITH WOLFRANIUM CORPORATION INC.


     LRS has an agreement with Wolfranium Corporation Inc., a Colorado corporation, to locate, stake and record between 20 and 40 mining claims that Wolfranium reasonably believes will contain high concentrations of tungsten. The agreement was entered into on May 6, 1999. Wolfranium has staked the 30 unpatented claims for LRS described in this prospectus pursuant to this contract. LRS has paid an initial amount of $13,000 and is obligated to pay an additional $75,000 in the aggregate over the five years commencing May 6, 2001. LRS is also responsible for the filing and registration expenses of up to $260 per claim staked and the out-of-pocket expenses of Wolfranium. In addition, if the prospects are developed, LRS will pay a net smelter royalty of two percent of the actual proceeds from the sale of ore, concentrates, bullion, minerals and other products located in, on or under the mining prospects. Notwithstanding the former requirement, if LRS does not sell any gold or silver credited to its account by electing to hold on to the precious metals, a royalty of 2% will be due nonetheless, payable within ninety days of the crediting to the LRS account.


     As additional compensation LRS has agreed to issue shares of common stock to Wolfranium. LRS was initially obligated to issue an aggregate of 120,000 shares of common stock from May 6, 2000 through May 6, 2003. The number of shares is subject to an anti-dilution adjustment that requires either additional or fewer shares to be issued if on the issuance date the number of shares outstanding is either greater than or less than 10,000,000 shares. On May 6, 2000, Wolfranium was due 2,700 shares because of the adjustment provision, and these shares have been issued. The agreement provides for an additional 90,000 shares to be issued, but the actual number will be calculated on the issuance date and may result in either fewer or more shares being issued. Wolfranium was issued an additional 4,800 shares on May 6, 2000 as an advance for the future shares to be issued.

     The royalty payment obligation may be terminated by payment of specified amounts to Wolfranium. To terminate the royalty obligation prior to May 6, 2005, LRS may pay $2,600,000, less all cash amounts theretofore paid by LRS to Wolfranium. After May 6, 2005, the termination payment is $4,000,000, less all cash amounts theretofore paid by LRS to Wolfranium.

     Obligations under the contract must be performed on the basis of "time is of the essence." Therefore, there is no ability for either party to not perform or make a payment later than obligated without being in breach of the agreement. If LRS is in default under the agreement, the remedy specified in the agreement is that it will transfer and convey to Wolfranium all of its right, title and interest in and to the mining claims and to all the mineral resources located therein to which the agreement relates. In addition, in such default, Wolfranium will retain all amounts previously paid to it and retain all shares previously issued to it under the agreement. In such event, LRS will lose substantially all its assets and would likely not be able to continue in business. Moreover, in such event, investors in LRS will lose their entire investment.

     Through its consulting arrangement with Wolfranium Corporation Inc., LRS has access to various historic databases relating to the mining prospects. Wolfranium Corporation Inc. acquired paper based data relating to approximately 1,500 mining prospects which they make available to companies like LRS. The data largely was compiled between 1950 and 1970. Our agreement requires Wolfranium Corporation Inc. to sort through their data and identify potential prospects for LRS. Once LRS reviews the data, copies of which we are permitted to keep, Wolfranium Corporation Inc. conducts the mine staking process on our behalf. The information that LRS obtains from Wolfranium Corporation Inc. includes prior exploration reports, metallurgical studies and feasibility documents. Not all the reports are complete and many assumptions relating to the value of the mineralization within the prospects are based on dated assumptions, including prior market prices and regulatory costs. In any event, LRS must establish new reserve estimates, feasibility studies and flow sheets. LRS cannot give any assurance that the prospects will prove to have the mineralization and reserves indicated in the existing documentation or that the prospects will be worth mining in the current economic and regulatory climate.

     Our agreement with Wolfranium Corporation Inc. is not exclusive in that Wolfranium may provide similar data sales and conduct claim staking for other persons or entities. While we maintain a staked claim that Wolfranium identified for us, it is our understanding that Wolfranium will not disclose related data to other parties.

REGULATION

     We will be subject to regulation by numerous federal and state governmental authorities. The most significant will be the Federal Environmental Protection Agency, the Bureau of Land Management and comparable state agencies. Currently the cost of compliance with these laws during the staking and exploratory stages is not significant, but we expect that the regulation will cause us to spend significant amounts in our operations if we reach the stage of mining development of our prospects. Regulatory compliance also will take considerable amounts of time to meet and assure compliance. If we fail to comply with these laws, will be subject to possible fines, many of which are considerable in amount. Even if others are engaged in mining development and extraction on our behalf or as an operator, we may bear some or all of these costs and liabilities as the mine stakeholder. To date, we have not been required to spend anything on compliance with environmental laws because we are not exploring, developing or operating any mining properties. We cannot estimate when these costs will begin or their amount.

     Currently we and our agents must only comply with the annual staking and patent maintenance requirements of the State of Nevada and the United States Bureau of Land Management.

COMPETITION

     We expect to compete with numerous junior mining and exploration companies to identify and acquire claims with strong development potential. We believe that our contract with Wolfranium Corporation Inc. for the identification of claims from a large database of previously explored properties gives us a competitive advantage over many other junior mining and exploration companies. LRS believes the existence of the prior studies of mining prospects will help it identify prospects more likely to have mineralization in a more cost efficient manner than if LRS searched for prospects using public resources, hiring geologists to make initial surveys and conducting other mineral identification and exploratory actions to identify prospects on which to stake claims. Moreover, we believe having the specific data will aid our efforts when we begin our exploratory efforts in respect of a particular prospect because it may provide information helpful in the process.

     We also expect to compete for the hiring of appropriate geological and environmental experts to assist with exploration, feasibility studies and obtaining mining patents. In the future, we expect to compete for development and extraction consultants, employees and equipment. Most of our current competitors have, and our future competitors are expected to have, greater resources than us. Therefore, we anticipate that our ability to compete largely will depend on our financial resources and capacity and the opportunity to be associated with a growing company.

EMPLOYEES

     LRS has one full time employee as of June 30, 2000. We expect to hire consultants and independent contractors during the early stages of implementing our business plan.

PROPERTIES

     The executive office of LRS is located at 240 Richmond Street, West, Suite 201, Toronto, Ontario, Canada. At this location it shares an undesignated amount of space with another entity. Currently, the landlord and primary tenant are not charging LRS any rent. If LRS is obligated to pay rent at this location or obtain rental space for itself, it believes that space is readily available at market rates that it would be able to afford after the financing.

     See the description mining prospects under business for a description of the unpatented claims staked by LRS in Nevada.

                                   MANAGEMENT

     Our directors and executive officers are as follows:

Name                    Age        Position
----                    ---        --------
Mitchell Geisler        29         President, Director (Chairman of the Board)

Cindy Roach             37         Secretary, Director

Kevin Wagman            28         Director

     Mr. Mitchell Geisler, has been the president and director of LRS Capital since 2000. Mr. Geisler has over 15 years experience in the hospitality and services industry. Mr. Geisler has been involved predominantly with establishing and consulting to entrepreneurs who are entering the industry and require expert advice on preparing and organizing their operations. From September 1995 to May 1997, Mr. Geisler managed Ruby Beets restaurant in Toronto, Ontario, From May 1997 to May 1998, he was a manager of bar operations at Summit House Grill, and since May 1998, he is a consultant to and president of 52 Restaurants Inc. Mr. Geisler holds a Bachelor of Arts degree from York University, Toronto, Canada.

     Ms. Cindy Roach, has been the Secretary and a director of LRS Capital since 2000. Ms. Roach has over 10 years experience as a consultant with group benefits and human resources administration. From 1990 to 2000, Ms. Roach was a group benefits consultant at Watson Wyatt Worldwide, a multi national benefits consulting organization.

     Mr. Kevin Wagman, has been the director of LRS Capital since 2000. Mr. Wagman is an experienced marketing and special promotions consultant. Since January 1997 Mr. Wagman has been the marketing and special event consultant with MONDO Events and Promotions. From August 1994 to December 1996 Mr. Wagman was the production manager with "Applause Applause" Productions in Toronto, Ontario, and the special events manager for JF&L Limited. Mr. Wagman earned a Masters of Business Administration in Marketing form the Schulich School of Business, York University, Toronto, Canada, and a Bachelors of Arts Honors in Mass Communications/Sociology also from York University.

Directors

     Each director will hold office until the next meeting of stockholders or until his successor is duly appointed and qualified. Directors are not compensated for their services to LRS. In the future, if LRS has non-employee directors, it expects it will provide a compensation package primarily based on stock options and reimbursement for direct expenses.

Committees of the Board of Directors

     The board of directors of LRS has no committees. In the future, it may establish audit and compensation committees.

Limitation on Directors' Liabilities

     Our certificate of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in circumstances involving wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

     Delaware Law permits us to indemnify officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal act or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification is not permitted as to any matter as to which the person is adjudged to be liable unless, and only to the extent that, the court in which such action or suit was brought upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Individuals who successfully defend this type of action are entitled to indemnification against expenses reasonably incurred in connection therewith.

     Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described in the preceding paragraph.

                             EXECUTIVE COMPENSATION

     No executive officer receives any cash compensation or other benefits from LRS. Cash compensation amounts will be determined in the future based on the services to be rendered and time devoted to the affairs of LRS and the availability of funds. Other elements of compensation, if any, will be determined at that time or at other times in the future.

     On June 6, 2000, LRS issued an aggregate of 200,000 shares of common stock to Messrs. Geisler and Wagman and Ms. Roach. Each person paid the par value of $.001 per share, or an aggregate of $200, and the balance of the aggregate value of the shares, $3,800, was compensation for past services by these persons during fiscal year 2000.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock by all stockholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer. Each stockholder named has sole voting and investment power with respect to his or its shares. This table does not include options not exercisable within 60 days of the date of this prospectus. As of the date of this prospectus, there were 2,654,720 shares of common stock issued and outstanding.


NAME AND ADDRESS OR                       NUMBER OF SHARES      PERCENTAGE OWNED
IDENTITY OF GROUP                        BENEFICIALLY OWNED     BEFORE OFFERING
-----------------                        ------------------     ---------------
Mitchell Geisler(1)                            104,501                 3.9
Cindy Roach(1)                                  50,000                 1.9
Kevin Wagman(1)                                 50,000                 1.9
Marni Miller(2)(3)                           1,177,100                44.3
David Roff(4)                                  640,080                24.1
Glen Akselrod(5)                               218,004                 8.2
Brice Scheschuk(6)                             259,002                 9.7
All officers and directors as a group          204,501                 7.7
   (3 persons)

(1) The address of each of these persons is c/o LRS Capital Inc., 240 Richmond Street West, Suite 201, Toronto, Ontario, Canada M5V 1V6.

(2) Includes 817,020 shares owned of record by ZDG Investments of which Ms. Miller is the sole owner.

(3) The address of Ms. Miller is 23 Sandfield Road, Toronto, Ontario, Canada M3B 2B5.

(4) The address of Mr. Roff is 31 Walmer Road, Unit 6, Toronto, Ontario, Canada M5R 2W7.

(5) The address of Mr. Akselrod is 5785 Yonge Street, #701, Toronto, Ontario, Canada M2M 4J2

(6) The address of Mr. Scheschuk is 7 Walmer Road, Suite 1504, Toronto, Ontario, Canada M5R 2W8.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     Our certificate of incorporation authorizes us to issue up to 15,000,000 shares of common stock, par value $.001 per share. There are 2,654,720 shares issued and outstanding as of the date of this prospectus. Upon completion of this offering, there will be 10,654,720 shares of common stock issued and outstanding.

     Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by stockholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

TRANSFER AGENT

     The transfer agent and registrar for common stock is Olde Monmouth Stock Transfer Co. Inc., 77 Memorial Parkway, Suite 101, Atlantic Highlands, New Jersey, 07716.

LIMITATIONS ON STOCKHOLDER PROPOSALS

     Our certificate of incorporation limits the ability of stockholders to nominate directors or propose resolutions for adoption by the stockholders at meetings of stockholders. In both instances, nominations and proposals must be submitted not less than 70 days prior to the scheduled meeting date with substantial information about the nominee or proposal, information about the proposing stockholder and reasons for the proposal. The certificate of incorporation also provides that consent actions by the stockholders without a meeting may only be taken by unanimous action. These above provisions may only be changed by a vote of two-thirds of the shares outstanding at the time of vote.

     The above provisions may deter or hinder the change of control of LRS thereby making it more difficult for a third-party to acquire the company, even if doing so would benefit the stockholders.

                         SHARES ELIGIBLE FOR FUTURE SALE

     After the completion of the full offering, we will have 10,654,720 shares of common stock outstanding. All 8,000,000 shares sold in the offering will be freely tradeable without restriction under the Securities Act of 1933. Of the amount of shares outstanding 900,200 shares may be sold from time to time in the public market without registration pursuant to Rule 144 and 1,754,520 shares, will be eligible for public sale without registration in June 2001 pursuant to Rule 144.

     Under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be generally entitled to sell within any three month period a number of shares that does not exceed the greater of (i) 1% of the number of then outstanding shares of the common stock or (ii) the average weekly trading volume of the common stock in the public market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about the company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the company at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding nonaffiliated holders), would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner-of-sale provisions, public information requirements or notice requirements.

                              PLAN OF DISTRIBUTION

     The shares in this offering will be sold by the efforts of Mitchell Geisler, our president and the other officers and directors of LRS. They will not receive any commission from the sale of any shares. They will not register as a broker-dealer pursuant to Section 15 of the Securities and Exchange Act of 1934 in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. These conditions included the following:

     1.   None   of  the   selling   persons   are   subject   to  a   statutory
          disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of participation,

     2. None of such persons are compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities,

     3. None of the selling persons are, at the time of participation, an associated person of a broker-dealer, and

     4.   All of the selling  persons meet the  conditions  of paragraph (a) (4)
          (ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform or are intending primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities, and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve months, and (C) do not participate in selling and offering of securities for any issuer more than once every twelve months other than in reliance on this rule.

     Since the offering is self-underwritten, we intend to advertise and hold investment meetings in various states where the offering will be registered and will distribute this prospectus to potential investors at the meetings and to persons with whom management is acquainted who are interested in LRS and a possible investment in the offering.

     We are offering the shares subject to prior sale and subject to approval of certain matters by our legal counsel.

     This offering will commence on the date of this prospectus and continue for a period of nine months, unless we sell all the shares prior to that final date. We may terminate this offering at any time, for any reason; thus not selling any or all of the shares offered. There is no minimum number of shares that we are required to sell.

PROCEDURE OF SUBSCRIPTION

     If you decide to subscribe for shares in this offering, you will be required to execute a subscription agreement and tender it, together with a check or wired funds to us, for acceptance or rejection. All checks should be made payable to LRS Capital Inc. A copy of this agreement will accompany a prospectus or may be obtained from us by persons who have received a prospectus and requested the agreement.

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.

     Subscriptions for securities will be accepted or rejected promptly. Once accepted, the funds will be deposited in an account maintained by LRS and considered property of LRS once cleared by our bank. Subscription funds will not be deposited in an escrow account. Certificates for the shares purchased will be issued and distributed by our transfer agent, within ten business days after a subscription is accepted and "good funds" are received in our account. Certificates will be sent to the address supplied in the investor subscription agreement by regular mail.

                                  LEGAL MATTERS

     Graubard Mollen & Miller, will opine as to the validity of the common stock offered by this prospectus and legal matters for us.

                                     EXPERTS

     Our financial statements have been included in the registration statement in reliance upon the report of Simon Krowitz Bolin & Associates, PA, independent certified public accountants, appearing in the registration statement, and upon the authority of this firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We intend to furnish our stockholders annual reports, which will include financial statements audited by independent accountants, and all other periodic reports as we may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the accompanying exhibits, as permitted by the rules and regulations of the SEC. For further information, please see the registration statement and accompanying exhibits. Statements contained in this prospectus regarding any contract or other document which has been filed as an exhibit to the registration statement are qualified in their entirety by reference to these exhibits for a complete statement of their terms and conditions. The registration statement and the accompanying exhibits may be inspected without charge at the offices of the SEC and copies may be obtained from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 or at of its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, upon payment of the fees prescribed by the SEC. Electronic reports and other information filed through the Electronic Data Gathering, Analysis, and Retrieval System, known as EDGAR, are publicly available on the SEC's website, http://www.sec.gov.

                                                               LRS CAPITAL, INC.

                                                               TABLE OF CONTENTS
================================================================================
INDEPENDENT AUDITORS' REPORT                                               F - 2

FINANCIAL STATEMENTS

    BALANCE SHEET                                                          F - 4

    STATEMENT OF OPERATIONS AND (DEFICIT) ACCUMULATED
    DURING THE DEVELOPMENT STAGE                                           F - 5

    STATEMENT OF SHAREHOLDERS' EQUITY                                      F - 6

    STATEMENT OF CASH FLOWS                                                F - 7

    NOTES TO FINANCIAL STATEMENTS                                          F - 8

                     SIMON KROWITZ BOLIN & ASSOCIATES, P.A.
                         11300 ROCKVILLE PIKE, SUITE 800
                            ROCKVILLE, MARYLAND 20852

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
LRS Capital, Inc.
Toronto, Ontario
CANADA

We have audited the accompanying balance sheet of LRS Capital, Inc. (a company in the development stage) as of December 31, 1999 and 1998 and the related statements of operations and (deficit) accumulated during development stage and cash flows for the period October 7 (inception) to December 31, 1998, the year ended December 31, 1999 and the period from October 7, 1998 (inception) to December 31, 1999. These financial statements are the responsibility of LRS Capital's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of LRS Capital, Inc. as of December 31, 1999 and 1998 and the results of its operations and cash flows for the period October 7 (inception) to December 31, 1998, the year ended December 31, 1999 and for the period October 7, 1998 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.


As explained in Note 2 to the financial statements, the Company has changed its method of accounting for costs of mineral rights. Previously these costs were capitalized but are now expensed. The Company also expensed organization costs and is being charged certain expenses not previously charged.

We have reviewed the accompanying balance sheet of LRS Capital, Inc. (a company in the development stage) as of September 30, 2000 and 1999 and the related statement of operations and deficit accumulated during development stage and comprehensive income and of cash flows for the nine month periods ended September 30, 2000 and 1999. These financial statements are the responsibility of the Company's management.


We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States.


/s/ Simon Krowitz Bolin & Associates, PA
    Rockville, Maryland
    June 30, 2000
    December 20, 2000 (as to Review and Note 2)

                                                                                                           LRS CAPITAL, INC.

                                                                                        (A COMPANY IN THE DEVELOPMENT STAGE)

                                                                                                               BALANCE SHEET
============================================================================================================================
                                                                                                Unaudited        Unaudited
                                                             December 31,     December 31,      Sept. 30,        Sept. 30,
                                                                 1998             1999             1999             2000
----------------------------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
    Cash (Note 1)                                            $        200     $      2,505     $      3,507     $      2,223
    Prepaid Expenses                                                                                                      96
----------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                 $        200     $      2,505     $      3,507     $      2,319
============================================================================================================================
LIABILITIES AND SHAREHOLERS' EQUITY

CURRENT LIABILITIES
    Accounts Payable                                         $                $      1,333     $      1,333     $      8,726
    Due to Related Parties (Note 3)                                 1,484           29,454           29,454           18,514
----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                   1,484           30,787           30,787           27,240
----------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
    Common Stock - $0.001 par value; 15,000,000
     shares authorized, September 30, 2000 - 2,654,720
     shares issued and outstanding; December 31, 1999                 900              900              900            2,655
     - 900,200 shares issued and outstanding (Note 4)
    Additional Paid in Capital                                       (400)             800              200           35,035
    Deficit Accumulated during the Development
     Stage                                                         (1,784)         (29,982)         (28,680)         (62,611)
----------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                         (1,284)         (28,282)         (27,280)         (24,921)
----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                                                      $        200     $      2,505     $      3,507     $      2,319
============================================================================================================================
                                                                     SEE AUDITORS' REPORT AND NOTES TO FINANCIAL STATEMENTS.

                                                                                                             LRS CAPITAL, INC.

                                                                                          (A COMPANY IN THE DEVELOPMENT STAGE)

                                                STATEMENT OF OPERATIONS AND (DEFICIT) ACCUMULATED DURING THE DEVELOPMENT STAGE

                                                                                                               FOR THE PERIODS
==============================================================================================================================
                                                                                   January 1,      January 1,
                                                                                    1999 to         2000 to      Inception to
                                  Inception to     Year Ended     Inception to     September       September     September 30,
                                  December 31,    December 31,    December 31,     30, 1999        30, 2000           2000
                                      1998            1999            1999        (Unaudited)     (Unaudited)     (Unaudited)
------------------------------------------------------------------------------------------------------------------------------
Net Revenues                      $               $               $               $               $               $
Cost of Revenues
------------------------------------------------------------------------------------------------------------------------------
Gross Profit
------------------------------------------------------------------------------------------------------------------------------
General and Administrative
 Expenses
    Mineral Rights                                      22,361          22,361          22,361           8,264          30,625
    Taxes                                                  380             380             330                             380
    Legal and Accounting                                 3,987           3,987           3,305          17,159          21,146
    Transfer Agent                                                                                       2,480           2,480
    Office                                 300           1,200           1,500             900             900           2,400
    Compensation                                                                                         3,800           3,800
    Organization                         1,484                           1,484                                           1,484
    Miscellaneous                                          270             270                              26             296
------------------------------------------------------------------------------------------------------------------------------
Total                                    1,784          28,198          29,982          26,896          32,629          62,611
------------------------------------------------------------------------------------------------------------------------------
(Deficit) from Operations               (1,784)        (28,198)        (29,982)        (26,896)        (32,629)        (62,611)
------------------------------------------------------------------------------------------------------------------------------
Net (Deficit)                     $     (1,784)   $    (28,198)   $    (29,982)   $    (26,896)   $    (32,629)   $    (62,611)

Deficit Accumulated During the
 Development Stage at Beginning
 of Period                        $               $     (1,784)   $               $     (1,784)   $    (29,982)   $
------------------------------------------------------------------------------------------------------------------------------
Deficit Accumulated During the
  Development Stage at End
  of Period                       $     (1,784)   $    (29,982)   $    (29,982)   $     28,680    $    (62,611)   $    (62,611)
==============================================================================================================================
Net Deficit per Share - Basic     $      (0.00)   $      (0.03)                   $      (0.03)   $      (0.01)
Net Deficit per Share - Diluted   $      (0.00)   $      (0.03)                   $      (0.03)   $      (0.01)

Shares Used in Per Share
 Calculation - Basic                   879,019         900,200                         900,200       1,643,838
Shares Used in Per Share
 Calculation - Diluted                 879,019         900,200                         900,200       1,643,838

                                                                       SEE AUDITORS' REPORT AND NOTES TO FINANCIAL STATEMENTS.

                                                                                                                   LRS CAPITAL, INC.

                                                                                                (A COMPANY IN THE DEVELOPMENT STAGE)

                                                                                                   STATEMENT OF SHAREHOLDERS' EQUITY
====================================================================================================================================
                                                                                                 Deficit
                                                                                               Accumulated
                                                                                  Additional   During the
                                                                Common Stock        Paid-in    Development             Comprehensive
                                                             Shares      Amount     Capital       Stage        Total       Income
------------------------------------------------------------------------------------------------------------------------------------
Balance at October 7, 1998                                            $           $            $            $            $
Issuance of common stock to founders for
 proceeds of $200, October 9, 1998 (Note 4)                  900,200         900        (700)                      200
Fair value of services performed (Note 4)                                                300                       300
Comprehensive Income
    Net Income (Deficit)                                                                           (1,784)      (1,784)  $   (1,784)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                                 900,200  $      900  $     (400)  $   (1,784)  $   (1,284)
------------------------------------------------------------------------------------------------------------------------------------
Fair value of services performed (Note 4)                                              1,200                     1,200
Comprehensive Income
    Net Income (Deficit)                                                                          (28,198)     (28,198)  $  (28,198)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                                 900,200  $      900  $      800   $  (29,982)  $  (28,282)
------------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock to Wolfranium
 Corporation, Inc. as compensation for a service
 agreement at the fair value of securities issued,
 May 6, 2000 (Note 4)                                          7,500           8         142                       150
Issuance of common stock to directors for
 payment of par value and compensation at the net
 fair value of securities, issued, June 6, 2000 (Note 4)     200,000         200       3,800                     4,000
Issuance of common stock for conversion of
 related party balances owing to shareholders,
 June 6, 2000 (Note 4)                                     1,547,020       1,547      29,393                    30,940
Fair value of services performed (Note 4)                                                900                       600
Comprehensive Income
    Net Income (Deficit)                                                                          (32,629)     (32,629)  $  (32,629)
------------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 2000                              2,654,720  $    2,655  $   35,035   $  (62,611)  $  (24,921)
------------------------------------------------------------------------------------------------------------------------------------
                                                                             SEE AUDITORS' REPORT AND NOTES TO FINANCIAL STATEMENTS.

                                                                                                       LRS CAPITAL, INC.

                                                                                    (A COMPANY IN THE DEVELOPMENT STAGE)

                                                                                                 STATEMENT OF CASH FLOWS

                                                                                                          FOR THE PERIOD
========================================================================================================================
                                                                               January 1,     January 1,
                                                                                1999 to        2000 to     Inception to
                                 Inception to    Year Ended    Inception to    September      September      September
                                 December 31,   December 31,   December 31,     30, 1999       30, 2000       30, 2000
                                     1998           1999           1999       (Unaudited)    (Unaudited)    (Unaudited)
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net Deficit                    $     (1,784)  $    (28,198)  $    (29,982)  $    (26,896)  $     32,629   $    (62,611)
  Adjustments to Reconcile Net
   Deficit to Net Cash Provided
   by (Used in) Operations
    Office                                300          1,200          1,500            900            900          2,400
  Changes in Assets and
   Liabilities
    Prepaid Expenses                                                                                  (96)           (96)
    Accounts Payable                                   1,333          1,333          1,333          7,393          8,726
------------------------------------------------------------------------------------------------------------------------
NET CASH (USED) BY
 OPERATING ACTIVITIES                  (1,484)       (25,665)       (27,149)        24,663        (24,432)       (51,581)
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM
 FINANCING ACTIVITES
  Due to Related Parties                1,484         27,970         29,454         27,970        (10,940)        18,514
  Issuance of Common Stock                200                           200                        35,090         35,290
------------------------------------------------------------------------------------------------------------------------
NET CASH (USED) BY
 FINANCING ACTIVITIES                   1,684         27,970         29,654         27,970         24,150         53,804
------------------------------------------------------------------------------------------------------------------------
NET CHANGE IN CASH AND
 CASH EQUIVALENTS                         200          2,305          2,505          3,307            282          2,223

CASH AND CASH EQUIVA-
 LENTS AT BEGINNING OF
 PERIOD                                                  200                           200          2,505
------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVA-
 LENTS AT END OF PERIOD          $        200   $      2,505   $      2,505   $      3,507   $      2,223   $      2,223
========================================================================================================================
SUPPLEMENTARY
 SCHEDULE OF NON-CASH
 OPERATING AND
 FINANCING ACTIVITIES
  Issuance of Common Shares
   for Services                  $              $              $              $              $      3,950   $      3,950
------------------------------------------------------------------------------------------------------------------------
                                                                 SEE AUDITORS' REPORT AND NOTES TO FINANCIAL STATEMENTS.

                                                               LRS CAPITAL, INC.

                                            (A COMPANY IN THE DEVELOPMENT STAGE)

                                                   NOTES TO FINANCIAL STATEMENTS

                      SEPTEMBER 30, 2000 AND 1999 AND DECEMBER 31, 1999 AND 1998
================================================================================

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     HISTORY AND BUSINESS ACTIVITY - LRS Capital, Inc. ("LRS Capital" or the "Company") is a development stage company with no current business operations. The Company was incorporated in the state of Delaware on October 7, 1998 under the name LRS Group Incorporated. On October 15, 1998, the name of the corporation was changed to LRS Capital, Inc. The Company is currently acquiring certain mining claims.

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents include cash and all highly liquid financial instruments with purchased maturities of three months or less.

     INCOME TAXES - Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

     BASIC AND DILUTED NET DEFICIT PER SHARE - Basic net deficit per share is computed using the weighted average number of common shares outstanding during the period. Diluted net deficit per share is also computed using the weighted average number of common shares outstanding during the period. The company has no convertible debentures or shares outstanding and no stock options or warrants outstanding.

     IMPAIRMENT OF ASSETS - Management reviews assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management assesses impairment by comparing the carrying amount to individual cash flows. If deemed impaired, measurement and recording of an impairment loss is based on the fair value of the asset.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

     COMPREHENSIVE INCOME - In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which was adopted by the Company. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in an entity's financial statements. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. The Company has no significant components of other comprehensive income and accordingly, comprehensive income is the same as net income for all periods.

                                                               LRS CAPITAL, INC.

                                            (A COMPANY IN THE DEVELOPMENT STAGE)

                                                   NOTES TO FINANCIAL STATEMENTS

                      SEPTEMBER 30, 2000 AND 1999 AND DECEMBER 31, 1999 AND 1998
================================================================================


NOTE 2 - CHANGES IN ACCOUNTING PRINCIPLES

     During the third quarter of 2000, the Company adopted, on a retroactive basis to 1998 and all years after 1998, the accounting provisions of SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of), SOP 98-5 (Reporting on the Costs of Start-Up Activities), SAB Topic 1:B (Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity), and APB Opinion No. 29 (Accounting for Nonmonetary Transactions). The Company adopted these accounting provisions on a retroactive basis to better portray the financial results of the Company in accordance with GAAP and SEC requirements and to better serve potential investors in the Company's initial registered offering. Earnings for 1998, 1999 and 2000 included additional charges of $1,487, $23,264 and $9,306, net of tax or ($0.00), ($0.03) and ($0.01) per fully diluted share, respectively to adjust the Company's results of operations for compliance with the accounting provisions adopted by the Company.

     The adoption of SFAS No. 121 resulted in the Company taking a charge to earnings for an investment in mineral rights that had previously been capitalized. The effect was to decrease 1999 and 2000 earnings by $22,361 and $5,054 or ($0.02) and ($0.00) per fully diluted share, respectively.

     The adoption of SOP 98-5 resulted in the Company taking a charge to earnings for organization costs that had previously been capitalized. The effect was to decrease 1998 earnings by $1,187 or ($0.00) per fully diluted share. The effect was to increase 1999 and 2000 earnings by $297 and $148 or $0.00 and $0.00 per fully diluted share, respectively.

     The adoption of SAB Topic 1:B resulted in the Company taking a charge to earnings for the estimated fair value of general and administrative expenses including rent that has been provided to the Company by shareholders, officers and directors of the Company without charge. The effect was to decrease 1998, 1999 and 2000 earnings by $300, $1,200 and $600 or ($0.00), ($0.00) and ($0.00) per fully diluted share, respectively.

     The adoption of APB Opinion No. 29 resulted in the Company taking a charge to earnings for common shares paid to three directors for compensation for services from the time of their appointment in 2000 through June 30, 2000. The effect was to decrease 2000 earnings by $3,800 or ($0.00) per fully diluted share.


NOTE 3 - INCOME TAXES

     Since the company has not yet realized income as of the date of this report, no provision for income taxes has been made. At December 31, 1999 and 1998, a deferred tax asset has not been recorded due to the company's lack of operations to provide income to use the net operating loss carryover of $29,662 and $1,484 that expire in 2020 and 2019 respectively.

                                                               LRS CAPITAL, INC.

                                            (A COMPANY IN THE DEVELOPMENT STAGE)

                                                   NOTES TO FINANCIAL STATEMENTS

                      SEPTEMBER 30, 2000 AND 1999 AND DECEMBER 31, 1999 AND 1998
================================================================================

NOTE 4 - RELATED PARTY TRANSACTIONS

     Stockholders of the Company had outstanding loans due from the Company of $18,514, $29,454 and $1,484 at September 30, 2000 and December 31, 1999 and
     1998 respectively. On June 6, 2000, the Company converted $30,940 of amounts due to related parties by issuing 1,547,020 common shares.

NOTE 5 - SHAREHOLDERS EQUITY

     At September 30, 2000, the Company had 15,000,000 authorized common shares, $.001 par value.

     On October 9, 1998, the Company issued 200 common shares to its founders for proceeds of $200. At December 31, 1998, the Company had 900,200 common shares issued and outstanding after retroactive adjustment for the stock dividend described below.

     On October 28, 1999, the board of directors declared a 4,500 stock dividend for each common share issued and outstanding for shareholders of record on October 28, 2000. The stock dividend has been applied retroactively to prior periods. At December 31, 1999, the Company had 900,200 common shares issued and outstanding.

     On May 6, 2000, the Company issued 7,500 common shares to Wolfranium Corporation, Inc. ("WCI") or its proxies for services which were valued at $0.02 per share, or $150, the equivalent price paid on June 6, 2000 for the conversion of due to related party balances into common shares. Refer to
     Note 7 for a full discussion of the Wolfranium contract. On June 6, 2000, the Company issued 200,000 common shares to three directors for consideration of $200 and compensation for services from the time of their appointment in 2000 through June 30, 2000. Each common share was valued at $0.02, the equivalent price paid on June 6, 2000 for the conversion of due to related party balances into common shares, and a charge of $3,800 taken to general and administrative expenses, compensation. On June 6, 2000, the Company converted $30,940 of amounts due to related parties by issuing 1,547,020 common shares. At September 30, 2000, the Company had 2,654,720 common shares issued and outstanding.

     Since inception, the Company has recorded a monthly charge of $100 for the estimated fair value of general and administrative expenses including rent that has been provided to the Company by shareholders, officers and directors of the Company without charge. These expenses have been charged to the Company with a corresponding contribution to additional paid in capital.

                                                               LRS CAPITAL, INC.

                                            (A COMPANY IN THE DEVELOPMENT STAGE)

                                                   NOTES TO FINANCIAL STATEMENTS

                      SEPTEMBER 30, 2000 AND 1999 AND DECEMBER 31, 1999 AND 1998
================================================================================

NOTE 6 - FINANCIAL INSTRUMENTS

     FAIR VALUE - The carrying value of cash approximates fair value.

     CONCENTRATIONS OF RISK - Financial instruments that potentially subject the company to significant concentration of credit risk consist primarily of cash. The company's cash is held in a U.S. dollar checking account at a Canadian financial institution and does not constitute a deposit that is insured under the Canada Deposit Insurance Corporation Act. The company holds $200 in petty cash on its premises.

NOTE 7 - CONTINGENCIES

     LEGAL - The company is not currently aware of any legal proceedings or claims that the company believes will have, individually or in the aggregate, a material adverse effect on the company's financial position or results of operations.


NOTE 8 - CONTRACT WITH WOLFRANIUM CORPORATION, INC.

     On May 6, 1999, the Company entered into an agreement with WCI under which WCI will locate, stake out and record not less than 20 and not more than 40 mining claims within 30 business days of the date of the agreement that WCI believes to contain high concentrations of tungsten. WCI staked 30 unpatented claims for the Company pursuant to this contract and met its staking obligation.

     Per the terms of the contract, the Company has made cash payments to WCI of $8,000 in 1999 and $5,000 in 2000. The Company is obligated to pay additional cash amounts to WCI as follows:

               May 6, 2001              $5,000
               May 6, 2002              15,000
               May 6, 2003              15,000
               May 6, 2004              20,000
               May 6, 2005              20,000
                                  -------------
                                       $75,000
                                  -------------

     WCI is responsible for maintaining the claims for the Company in accordance with state filing requirements. The primary maintenance activity is the physical act of paying the annual fees to the state and county. As long as the claims are held by or for the Company on the dates payment is due to WCI, the Company will be obligated to make the payments. The Company accounts for these payments as expenses at the time the payment is due to WCI.

                                                               LRS CAPITAL, INC.

                                            (A COMPANY IN THE DEVELOPMENT STAGE)

                                                   NOTES TO FINANCIAL STATEMENTS

                      SEPTEMBER 30, 2000 AND 1999 AND DECEMBER 31, 1999 AND 1998
================================================================================

NOTE 8 - CONTRACT WITH WOLFRANIUM CORPORATION, INC. (CONTINUED)

     As additional compensation, the Company has agreed to issue common shares to WCI. The Company was initially obligated to issue an aggregate of 120,000 common shares from May 6, 2000 through May 6, 2003 as follows:

              May 6, 2000           30,000 shares
              May 6, 2001           20,000 shares
              May 6, 2002           30,000 shares
              May 6, 2003           40,000 shares
                                  ---------------
                                   120,000 shares
                                  ---------------

     The number of shares to be issued is subject to an anti-dilution adjustment that requires either additional or fewer common shares to be issued if on the issuance date the number of common shares issued and outstanding is either greater than or less than 10,000,000 shares. On May 6, 2000, the 30,000 common shares owed to WCI was adjusted down to 2,700 common shares based on the ratio of 900,200 common shares outstanding to the 10,000,000 common share base provided for in the agreement. The 2,700 common shares owing to WCI have been issued. There are no additional common shares owing to WCI for the May 6, 2000 issuance date obligation. For the remainder of the agreement, 90,000 common shares are required to be issued if the total common shares outstanding are 10,000,000 on each issuance date. The actual number will be calculated on the issuance dates and may result in either fewer or more shares being issued using a ratio of the number of common shares outstanding on the issuance date to the 10,000,000 common share base specified in the agreement.

     The contract contains a clause that obligates WCI to pay a subscription price of $0.0001 per share issued. The Company has waived this clause.

     The Company accounted for the issuance of the 2,700 common shares as an expense at the time the payment was due to WCI at the fair value of the common shares issued. Fair value was calculated as $0.02 per share, or $54, and was based on the planned conversion of amounts due to related parties that occurred on June 6, 2000. WCI is responsible for maintaining the claims for the Company in accordance with state filing requirements. The primary maintenance activity is the physical act of paying the annual fees to the state and county. As long as the claims are held by or for the Company on the dates payment is due to WCI, the Company will be obligated to make the payments. The Company accounts for these payments as expenses at the time the payment is due to WCI. On May 6, 2000 WCI was issued an additional 4,800 common shares as an advance for future shares to be issued. The Company accounted for the advance of 4,800 common shares as a prepaid expense at the time of issuance at the fair value of the common shares issued using a fair value of $0.02, or $96. As long as the mining claims continue to be held by the Company, the Company anticipates recognizing the expense relating to the 4,800 shares on May 6, 2001. If the Company does not continue to hold the mining claims prior to May 6, 2001, the expense relating to the 4,800 shares will be recognized at the time the claims are terminated by the Company.

                                                               LRS CAPITAL, INC.

                                            (A COMPANY IN THE DEVELOPMENT STAGE)

                                                   NOTES TO FINANCIAL STATEMENTS

                      SEPTEMBER 30, 2000 AND 1999 AND DECEMBER 31, 1999 AND 1998
================================================================================

NOTE 8 - CONTRACT WITH WOLFRANIUM CORPORATION, INC. (CONTINUED)

     The Company is also responsible for paying the filing and registration expenses of up to $260 per claim staked and the out-of-pocket expenses of WCI. In addition, if the prospects are developed, the Company will pay a net smelter royalty of two percent of the actual proceeds from the sale of ore, concentrates, bullion, minerals and other products located in, on or under the mining prospects. If the Company does not sell any minerals credited to its account by electing to hold on to the precious metals, a royalty of 2% will be due nonetheless, payable within 90 days of the crediting to the Company account.

     The royalty payment obligation may be terminated by payment of specified amounts to WCI. To terminate the royalty obligation prior to May 6, 2005, the Company must pay $2,600,000, less all cash amounts theretofore paid by the Company to WCI. After May 6, 2005, the termination payment is $4,000,000, less all cash amounts paid by the Company to WCI.

     Obligations under the contract must be performed on the basis of "time is of the essence". Therefore, there is no ability for either party to not perform or make a payment later than obligated without being in breach of the contract. If the Company is in default under the contract, the remedy specified in the contract is that it will transfer and convey to WCI all of its right, title and interest in and to the mining claims and to all the mineral resources located therein to which the contract relates. In addition, in such default, WCI will retain all amounts previously paid to it and retain all shares previously issued to it under the contract. At September 30, 2000, the Company believed that it had met all its past obligations to WCI.

[BACK COVER PAGE]

     You should rely only on the information contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

LRS CAPITAL INC.

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The laws of the Delaware permit the indemnification of directors, employees, officers and agents of Delaware corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Delaware law any person whom we indemnify under that law.

     The provisions of Delaware law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a stockholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

     The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     To the extent that we indemnify  our  management  for  liabilities  arising
under   securities   laws,   we  have  been   informed  by  the  SEC  that  this
indemnification is against public policy and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee..................................   $     264.00
Legal Fees and Expenses..........................................      15,000.00
Accounting Fees and Expenses.....................................      15,000.00
Financial Printing and Engraving.................................       1,000.00
Blue Sky Fees and Expenses.......................................       2,500.00
Miscellaneous....................................................      16,236.00

          TOTAL..................................................   $  50,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

(1) On October 9, 1998, the Registrant issued to nine persons, an aggregate of 200 shares of common stock as founder shares. The exemption for the issuance of these shares was Section 4(2) of the Securities Act of 1933. The consideration paid per share was $1.00 The Registrant declared a share dividend on October 28, 1999 so that each outstanding share would equal after the dividend 4,500.

(2) On May 6, 1999, the Registrant entered into an agreement for the issuance of up to 120,000 shares of common stock to Wolfranium Corporation, Inc. The actual amount to be issued is subject to an anti-dilution provision that provides for either additional or fewer shares to be issued depending if the number of shares of common stock on the issuance date is less than or greater than 10,000,000 shares. On May 6, 2000 the Registrant was obligated to issue 2,700 shares of common stock which were issued. The agreement provides for an additional 90,000 shares to be issued, but the actual number will be calculated on the issuance date. Wolfranium was issued an additional 4,800 shares of common stock on May 6, 2000 as an advance for the future shares to be issued. All the shares were issued as "restricted stock." The exemption for the issuance of these shares was Section 4(2) of the Securities Act of 1933. The consideration for the shares is the obligations under their consulting agreement with the Registrant. The subscription amount provided in the agreement has been waived.

(3) On June 6, 2000, the Registrant issued an aggregate of 200,000 shares of common stock to three persons who are officers and directors of the Registrant. The exemption for the issuance of these shares was Section 4(2) of the Securities Act of 1933. Each of the officers paid the par value of $.001 per share and the Registrant took an expense of $3,800 as consideration for past services by these persons in fiscal year 2000.

(4) On June 6, 2000 the Registrant issued an aggregate of 1,547,020 shares to four persons. Each of the persons was a stockholder of the Registrant. The exemption for the issuance of these shares was Section 4(2) of the Securities Act of 1933. The consideration for the shares was $0.02 per share for an aggregate of $30,940.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.    Description of Document
-----------    -----------------------

       3.1     Certificate of Incorporation of Registrant*

       3.2     Amendment to Certificate of Incorporation of Registrant*

       3.3     Bylaws of Registrant*


       4.1     Specimen Common Stock Certificate*

       5.1     Opinion of Graubard Mollen & Miller*

     10.1      Agreement between Wolfranium Corporation Inc. and Registrant*

     10.2      Amendment to Wolfranium Corporation Inc. Agreement*


     10.3      Form of Investor Subscription Agreement*


     23.1      Consent of Simon Krowitz Bolin & Associates P.A.**


     23.2      Consent of  Graubard Mollen & Miller (Contained in Exhibit 5.1)*


     24.1      Powers of Attorney (included on signature page)*

----------------------
*    Previously filed
**   Filed herewith

ITEM 28. UNDERTAKINGS


The undersigned issuer also undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (1) include any prospectus required by section 10(a)(3) of the Securities Act;

     (2) reflect in the prospectus any facts or events arising after the effective date of the registration statement;

     (3) include any additional or changed material information regarding the plan of distribution;

     (4) for determining liability under the Securities Act, we will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering; and

     (5) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) As indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) We undertake:

          (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the prospectus and the offering of such securities at that time shall be deemed to be the initial bona fide offering of the securities.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 2 to Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Toronto, Ontario on December 27, 2000


                                        LRS CAPITAL INC.

                                        By: /s/ MITCHELL GEISLER
                                        --------------------------------
                                        Mitchell Geisler
                                        President
                                        (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                            TITLE                                       DATE
---------                            -----                                       ----

                *                    Chairman of the Board and             December 27, 2000
-------------------------------      President (Principal Financial
Mitchell Geisler                     Officer and Principal Accounting
                                     Officer)


                *                    Secretary and Director                December 27, 2000
-------------------------------
Cindy Roach


                *                    Director                              December 27, 2000
-------------------------------
Kevin Wagman


By Power of Attorney
/s/ Mitchell Geisler
--------------------
Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit No.    Description of Document
-----------    -----------------------

      3.1      Certificate of Incorporation of Registrant*

      3.2      Amendment to Certificate of Incorporation of Registrant*

      3.3      Bylaws of Registrant*


      4.1      Specimen Common Stock Certificate*

      5.1      Opinion of Graubard Mollen & Miller*


     10.1      Agreement between Wolfranium Corporation Inc. and Registrant*

     10.2      Amendment to Wolfranium Corporation Inc. Agreement*


     10.3      Form of Investor Subscription Agreement*


     23.1      Consent of Simon Krowitz Bolin & Associates P.A.**


     23.2      Consent of  Graubard Mollen & Miller (Contained in Exhibit 5.1)*


     24.1      Powers of Attorney (included on signature page)*

----------------------
*    Previously filed
**   Filed herewith